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                                                                      EXHIBIT 12

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SEC FILING - FORM 10-Q - Third Quarter 2000
EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES

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
                                                         For the Nine Months Ended
                                                    -------------------------------------
Ratio of earnings to Fixed Charges                      2000                     1999
----------------------------------                  -------------            ------------
Earnings
     Net income                                             43.3                    40.8
Adjustments:
     Income taxes                                           27.4                    25.3
     Fixed charges (as below)                               30.6                    32.0
                                                    -------------            ------------
            Total adjusted earnings                        101.3                    98.1
                                                    =============            ============


Fixed charges:
     Net interest expense                                   30.2                    31.1
Adjustments:
     Interest component of rents                             0.0                     0.0
     AFUDC debt                                              0.4                     0.9
                                                    -------------            ------------
            Total fixed charges                             30.6                    32.0
                                                    =============            ============


Ratio of earnings to fixed charges                           3.3                     3.1
                                                    =============            ============
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